Exhibit 99.1

Amarin Reports First Quarter 2014 Financial Results

and Provides Update on Operations

- Conference Call Set for 8:00 a.m. EST Today -

BEDMINSTER, N.J., and DUBLIN, Ireland, May 9, 2014 — Amarin Corporation plc (Nasdaq: AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the quarter ended March 31, 2014, and provided an update on company operations.

Key Amarin achievements since December 31, 2013 include:

•	Recognized $11.0 million in product revenue from Vascepa® (icosapent ethyl) sales in Q1 2014 compared to $2.3 million in Q1 2013

•	Increased productivity company-wide by advancing key initiatives, with lower cost and staffing levels than previous quarters, while maintaining Vascepa prescription levels in Q1 2014 that are consistent with Q4 2013 levels and positioning Amarin for accelerated 2014 revenue growth

•	Entered into a co-promotion agreement with Kowa Pharmaceuticals America, Inc. (Kowa Pharmaceuticals America) for the promotion of Vascepa in the United States which this month is expected to begin increasing Amarin’s sales detail frequency through a combination of primary and secondary details and over time is expected to more than double Amarin’s current detail frequency

•	Reduced net cash outflow from operations to $27.5 million in Q1 2014 from $59.6 million in Q1 2013 (54% reduction) and $33.1 million in Q4 2013 (17% reduction), keeping the company on track to achieve the previously reported targeted 2014 net cash outflows of less than $80 million

•	Continued to improve formulary access such that Vascepa is now covered on formulary for more than 200 million lives overall of which over 100 million are covered on Tier 2

•	Surpassed 6,800 patients enrolled in the REDUCE-IT cardiovascular outcomes trial representing 85% of the total number of patients for which the trial was designed

•	Continuation of the appeal process following the decision of the Division of Metabolism and Endocrinology Products (DMEP) within the U.S. Food and Drug Administration (FDA) to rescind the Special Protocol Assessment (SPA) agreement for the ANCHOR study

“Q1 was an important transitional period for Amarin with a smaller team of people making broad progress,” said John F. Thero, President and Chief Executive Officer of Amarin. “Our revenue per sales representative continued to increase as did overall prescriptions from our top targets. We also continued to reduce expenses significantly. We look forward to our co-promotion efforts with Kowa Pharmaceuticals America beginning this month and to working with our new partner to expand detailing of Vascepa. We expect that our increased focus on key target accounts and our broader detailing with Kowa Pharmaceuticals America will result in meaningful revenue growth from Vascepa.”

Operational update

Commercialization and regulatory update

Amarin is now available on formulary to over 200 million lives in the United States, including over 100 million with Tier 2 coverage. As the company works to continue to increase the productivity of our sales representatives and work with our new co-promotion partner, Kowa Pharmaceuticals America, the company believes Vascepa sales will continue to grow with current Vascepa labeling. In late 2013, Amarin shifted its main focus to the approximately 7,000 targeted physicians who are responsible for a significant portion of the prescriptions generated for the leading prescription omega-3 therapy indicated for the treatment of severe hypertriglyceridemia. During Q1 2014, prescriptions from targeted physicians increased while prescriptions declined from physicians who were no longer prioritized for details after the company’s reduction in sales force size. Normalized prescriptions (estimated) for the quarter ended March 31, 2014, based on data from Symphony Health Solutions and IMS Health, totaled approximately 93,000 and 78,000, respectively. Co-promotion with Kowa Pharmaceuticals America begins this month and, over time, is expected to expand the target physician prescriber base and more than double current sales detail frequency, including resumption of details to physicians not currently targeted by Amarin’s sales representatives.

The company also continues to pursue FDA approval of Vascepa for the ANCHOR indication, a second indication as an adjunct to diet and exercise for adult patients with mixed dyslipidemia who despite optimized statin therapy have TG levels between 200 and 499 mg/dL.

REDUCE-IT and other Vascepa-related clinical development

Enrollment for the REDUCE-IT outcomes trial of Vascepa continues at over 450 sites spanning 11 countries. Earlier this year enrollment for the REDUCE-IT trial surpassed 6,800 patients representing enrollment of 85% of the total number of patients for which the study was designed. Results of the REDUCE-IT study will not be available until a specified number of cardiovascular events have been observed. Based on current expectations, unless feedback from pending discussion with the FDA regarding the ANCHOR sNDA results in modification or termination of the REDUCE-IT study, completion of this blinded study is anticipated in or about 2017. Amarin estimates that over $100 million is required to complete this study. While Amarin remains scientifically committed to continuing the REDUCE-IT study, Amarin anticipates that the trial may be difficult to complete in its current form without the expected revenues from the previously anticipated ANCHOR indication, as communicated to the FDA.

Financial update

Net product revenues for the three months ended March 31, 2014 and 2013 were $11.0 million and $2.3 million, respectively. Vascepa became commercially available in the United States by prescription in January 2013. In accordance with U.S. generally accepted accounting principles (GAAP), as previously described, until the company had the ability to reliably estimate returns of Vascepa from its distributors, revenue was recognized based on the resale of Vascepa for the purposes of filling patient prescriptions, and not based on sales to such distributors. During the three months ended

March 31, 2014, the company concluded that it had developed sufficient history such that it can reliably estimate returns and, as a result, began to recognize revenue based on sales to distributors. Consequently, the company recognized revenues of approximately $11.0 million based on sales to distributors during the three months ended March 31, 2014, compared to revenues of approximately $10.0 million that the company would have recognized consistent with past quarters based on the resale of Vascepa for the purposes of filling patient prescriptions during the period. Cash collections from the sale of Vascepa in the quarter ended March 31, 2014 were approximately $11.6 million.

Cost of goods sold for the three months ended March 31, 2014 and 2013 was $4.2 million and $1.3 million, respectively. Gross margin improved to 61% in Q1 2014 from 45% in Q1 2013, which was primarily driven by lower unit cost active pharmaceutical ingredient, or API, purchases. The majority of Vascepa capsules included in cost of goods sold for both periods included API sourced from a single API supplier. Amarin’s purchases of API from this supplier are at a higher cost per kilogram than Amarin’s other API suppliers due to more favorable economic terms under such supply agreements.

Under GAAP, Amarin reported a net loss of $26.0 million in the first quarter of 2014, or basic and diluted loss per share of $0.15. This net loss included $2.0 million in non-cash share-based compensation expense, $0.1 million in non-cash warrant compensation income and a $4.4 million gain on the change in fair value of derivatives. The company reported a net loss of $62.2 million in the first quarter of 2013, or basic and diluted loss per share of $0.41 and $0.43, respectively. The net loss in Q1 2013 included $4.9 million in non-cash share-based compensation expense, $0.5 million in non-cash warrant compensation income, and a $3.6 million gain on the change in the fair value of derivatives.

Excluding non-cash gains or losses for share-based compensation, warrant compensation and the change in fair value of derivatives, non-GAAP adjusted net loss was $28.5 million for the first quarter of 2014, or non-GAAP adjusted basic and diluted loss per share of $0.16, as compared to non-GAAP adjusted net loss of $61.4 million, or non-GAAP adjusted basic and diluted loss per share of $0.41 for the same period in 2013.

Amarin reported cash and cash equivalents of $164.3 million at March 31, 2014, representing a net decrease of $27.2 million from reported cash and cash equivalents of $191.5 million as of December 31, 2013. Net cash outflows in the three months ended March 31, 2014 included approximately $13.9 million in sales and marketing related expenses and approximately $7.5 million of costs incurred through the company’s clinical research organization and for clinical trial materials in support of the REDUCE-IT cardiovascular outcomes study. Net cash outflows in Q1 2014 also included approximately $2.6 million for Vascepa inventory purchases.

In aggregate, net cash outflow from operations was $27.5 million in Q1 2014, as compared to $33.1 million in Q4 2013 and $59.6 million in Q1 2013. The decrease in cash outflows from operations from Q4 2013 to Q1 2014 of $5.6 million, or 17%, was achieved as a result of our focus on cash preservation and targeting spend efficiently in order to maximize Vascepa revenues and minimize cash burn. It is anticipated that the company will experience continued reductions in quarterly net cash outflows from operations. The company continues to estimate that during 2014, net cash outflows will be less than $80 million. Based on the company’s current cash position and anticipated burn rate moving forward post the reduction in infrastructure expenses executed late last year, the company anticipates being able to reach a position that is cash flow positive, under the majority of scenarios.

Amarin’s liabilities as of March 31, 2014, excluding the fair value of the non-cash warrant derivative liability, totaled approximately $271.9 million, which includes $150.0 million for the carrying value of exchangeable debt and $95.8 million for the carrying value of the hybrid debt-like financing that we entered into in December 2012.

As of March 31, 2014, Amarin had approximately 172.9 million American Depository Shares (ADSs) and ordinary shares outstanding as well as approximately 9.8 million and 11.6 million equivalent shares underlying warrants and stock options, respectively, at average exercise prices of $1.41 and $5.60, respectively, and 2.2 million equivalent shares underlying restricted or deferred stock units.

Amarin’s operational priorities

Amarin’s current operational priorities are:

•	Increasing revenues from sales of Vascepa

•	Continuing discussions with the FDA and vigorously pursuing the approval of Vascepa for the ANCHOR indication

•	Continued focus on cash preservation and expense management

Conference call and webcast information

Amarin will host a conference call at 8:00 a.m. ET (1:00 p.m. UTC/GMT) today, May 9, 2014. The conference call can be heard live via the investor relations section of the company’s website at www.amarincorp.com, or via telephone by dialing 877-407-8033 within the United States or 201-689-8033 from outside the United States. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (inside the United States) or 201-612-7415 (outside the United States). A replay of the call will also be available through the company’s website shortly after the call. For both dial-in numbers please use conference ID 13580493.

Use of non-GAAP adjusted financial information

Included in this press release and the conference call referenced above are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, are included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net loss was derived by taking GAAP net loss and adjusting it for non-cash gains or losses for share-based compensation, warrant compensation, and change in value of derivatives. Management believes that these non-GAAP adjusted measures provide investors with a better understanding of the company’s historical results from its core business operations. While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Vascepa® (icosapent ethyl), Amarin’s first FDA approved product, is a patented, ultra pure omega-3 fatty acid product comprising not less than 96% EPA. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About Vascepa® (icosapent ethyl) capsules

Vascepa® (icosapent ethyl) capsules, known in scientific literature as AMR101, is a highly pure-EPA omega-3 prescription product in a 1 gram capsule.

Indications and Usage

•	Vascepa (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of Vascepa on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for Vascepa

•	Vascepa is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to Vascepa or any of its components and should be used with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence >2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo).

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the FDA as an adjunct to diet to reduce triglyceride levels in adult patients with severe (>500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as marketing the use of Vascepa in any indication that has not been approved by the FDA.

Forward-looking statements

This press release contains forward-looking statements, including statements about the future commercialization of Vascepa, including the planned expansion of promotional efforts resulting from the co-promotion agreement with Kowa Pharmaceuticals America, the anticipated increase in prescriptions, expectations for revenue growth, product awareness, receptivity of clinicians to and patient experience with Vascepa; expectations regarding managed care coverage migration from Tier 3 to Tier 2 and continued growth in Tier 2 coverage; the pricing terms of commercial supply for Vascepa; expectations regarding cash burn, gross margins and cost of goods sold; expectations concerning the likelihood of future fundraising; the likelihood of becoming cash flow positive; the FDA review of Amarin’s sNDA for the ANCHOR indication and related SPA rescission appeal and Amarin efforts related to such interactions; the efficacy, safety and therapeutic benefits of Vascepa; the ability of Amarin to continue the

REDUCE-IT study in light of company resources and other factors; Amarin’s ability to obtain sufficient patent protection for its product and product candidates; and continued enrollment and following of patients in Amarin’s REDUCE-IT cardiovascular outcomes study. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in its previous filings with the U.S. Securities and Exchange Commission, Amarin’s ability to effectively commercialize Vascepa will depend in part on efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk associated with the FDA’s October 2013 rescission of the ANCHOR SPA agreement; the risk that FDA will follow the negative recommendation of the advisory committee; the risk that the recent reductions in expenses will not be sufficient or will hurt sales; the risk that historical REDUCE-IT clinical trial enrollment and randomization rates may not be predictive of future results and related cost may increase beyond expectations; and the risk that patents may not be upheld in patent litigation and applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Important information regarding prescriptions data and product revenue

The historical prescription data provided in this press release is based on data published by third parties. Although Amarin believes these data are prepared on a period to period basis in a manner that is generally consistent and that such results are indicative of current prescription trends, these data are based on estimates and should not be relied upon as definitive. These data may overstate or understate actual prescriptions. Based on other data available to Amarin and the history of such third-party prescription estimates in the early stages of launch of other new pharmaceutical products, Amarin believes that the trends provided by this information can be useful to gauge current prescription levels. Amarin commenced its commercial launch of Vascepa on January 28, 2013. Accordingly, there is a limited amount of information available at this time to determine the actual number of total prescriptions for Vascepa. Amarin believes that investors should view these data with caution, as data for this single and limited period may not be representative of a trend consistent with the results presented or otherwise predictive of future results, especially in light of the October 2013 negative advisory committee vote, the October 2013 reduction in our sales force by approximately 50% and the March 2014 co-promotion Agreement with Kowa Pharmaceuticals America. Seasonal fluctuations in pharmaceutical sales, for example, may also affect future prescription trends of Vascepa as could changes in prescriber sentiment and other factors. Amarin believes investors should consider its results during this quarter together with its results over several future quarters, or longer, before making an assessment about potential future performance. The commercial launch of a new pharmaceutical product is a complex undertaking, and Amarin’s ability to effectively and profitably launch Vascepa will depend in part on its ability to generate market demand for Vascepa together with its new partner, Kowa Pharmaceuticals America, through education, marketing and sales activities, its ability to achieve market acceptance of Vascepa, its ability to generate product revenue and its ability to receive adequate levels of reimbursement from third-party payers. See “Risk Factors—Risks Related to the Commercialization and Development of Vascepa” included in Part II, Item 1A. Risk Factors in Amarin’s most recent Annual Report on Form 10-Q.

Availability of other information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://www.amarincorp.com/investor-splash.html), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin contact information:

Michael Farrell

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

CONSOLIDATED BALANCE SHEET DATA

(U.S. GAAP)

Unaudited

	March 31, 2014	December 31, 2013
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$164,278	$191,514
Restricted cash	600	1,000
Accounts receivable	4,025	3,645
Inventory, current	21,830	21,209
Deferred tax asset	471	471
Other current assets	2,943	1,563

Total current assets	$194,147	$219,402

Property, plant and equipment, net	523	579
Inventory, long-term	—	5,482
Deferred tax asset	11,968	11,944
Other non-current assets	3,021	4,360
Intangible asset, net	10,548	10,709

TOTAL ASSETS	$220,207	$252,476

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$4,823	$6,375
Accrued interest payable	12,569	12,974
Warrant derivative liability	5,929	6,894
Deferred revenue	—	1,703
Accrued expenses and other liabilities	8,041	9,594

Total current liabilities	$31,362	$37,540

Long-Term Liabilities:
Exchangeable senior notes	150,000	149,317
Long- term debt	88,207	87,717
Long- term debt redemption feature	7,600	11,100
Other long-term liabilities	632	658

Total liabilities	$277,801	$286,332

Stockholders’ Deficit:
Common stock	141,654	141,477
Additional paid-in capital	740,819	738,754
Treasury stock	(217)	(217)
Accumulated deficit	(939,850)	(913,870)

Total stockholders’ deficit	$(57,594)	$(33,856)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$220,207	$252,476

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(U.S. GAAP)

Unaudited

	Three months ended March 31, (in thousands, except per share amounts)
	2014	2013
Product revenues	$10,967	$2,341
Less: Cost of goods sold	4,246	1,287

Gross margin	6,721	1,054

Operating expenses:
Selling, general and administrative (1)	20,585	39,267
Research and development (1)	11,707	21,838

Total operating expenses	32,292	61,105

Operating loss	(25,571)	(60,051)

Gain on change in fair value of derivative liabilities (2)	4,393	3,620
Interest expense, net	(4,393)	(8,860)
Other income (expense), net	16	(124)

Loss from operations before taxes	(25,555)	(65,415)
(Provision for) benefit from income taxes	(425)	3,257

Net loss	$(25,980)	$(62,158)

Loss per share:
Basic	$(0.15)	$(0.41)
Diluted	$(0.15)	$(0.43)

Weighted average shares:
Basic	172,872	150,430
Diluted	174,431	157,073

(1)	Excluding non-cash stock and warrant based compensation, research and development expenses were $11,069 and $21,024 for the three months ended March 31, 2014 and 2013, respectively, and selling, general and administrative expenses were $19,338 and $35,658, respectively, for the same periods.
(2)	Non-cash gains and losses result from changes in the fair value of a warrant derivative liability, a long-term debt redemption feature and forward exchange contracts.

RECONCILIATION OF NON-GAAP LIABILITIES

Unaudited

	March 31, 2014	December 31, 2013
	(in thousands)
Current Liabilities:
Accounts payable	$4,823	$6,375
Accrued interest payable	12,569	12,974
Warrant derivative liability	5,929	6,894
Deferred revenue	—	1,703
Accrued expenses and other liabilities	8,041	9,594

Total current liabilities	$31,362	$37,540

Long-Term Liabilities:
Exchangeable senior notes	150,000	149,317
Long- term debt	88,207	87,717
Long- term debt redemption feature	7,600	11,100
Other long-term liabilities	632	658

Total liabilities - GAAP	$277,801	$286,332

Warrant derivative liability	(5,929)	(6,894)

Total liabilities - non GAAP	$271,872	$279,438

RECONCILIATION OF NON-GAAP NET LOSS

Unaudited

	Three months ended March 31, (in thousands, except per share amounts)
	2014	2013
Net loss for EPS[1] - GAAP	$(25,980)	$(62,158)
Share based compensation expense	1,957	4,874
Warrant compensation income	(72)	(451)
Gain on change in fair value of derivatives	(4,393)	(3,620)

Adjusted net loss for EPS[1] - non GAAP	$(28,488)	$(61,355)

[1] basic and diluted

Loss per share:
Basic and diluted - non GAAP	$(0.16)	$(0.41)

Weighted average shares:
Basic and diluted	172,872	150,430